Exhibit 99.1

Employers Holdings, Inc. Promotes Bryan C. Ware to Executive Vice President, Chief Actuary

RENO, Nev.— March 14, 2016— Employers Holdings, Inc. (NYSE: EIG) today announced that Bryan C. Ware has been promoted to executive vice president, chief actuary, overseeing reserving, pricing and risk analysis, predictive analytics, enterprise risk management, as well as development and implementation of strategies and initiatives that support operational and strategic goals. Ware previously served as senior vice president, chief actuary, a position he held with EMPLOYERS since 2012. Ware has been EMPLOYERS’ Appointed Actuary since 2015. He is located in EMPLOYERS headquarters in Reno, Nevada.

Ware has over 31 years of experience in the insurance industry with significant experience in workers’ compensation. He is a Fellow of the Casualty Actuarial Society, a Member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst. Ware holds a B.S. degree in Mathematics from Wichita State University. He completed the Advanced Executive Education Program jointly sponsored by the American Institute for Chartered Property Casualty Underwriters and the Wharton School of the University of Pennsylvania.

In making today’s announcement, Douglas D. Dirks, president and chief executive officer of Employers Holdings, Inc., said, “Bryan is a highly respected actuary who continues to bring his wealth of experience, leadership capabilities and executive skills to the benefit of our company.”

About Employers Holdings, Inc.

Employers Holdings, Inc. (NYSE: EIG) is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 33 states and the District of Columbia from 10 office locations. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company and Employers Assurance Company, all rated A- (Excellent) by AM Best Company. Not all insurers do business in all jurisdictions. Additional information can be found at www.employers.com. EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. A forward-looking statements disclaimer is an integral part of this website.

Copyright © 2016 EMPLOYERS. All rights reserved.

Media

Ty Vukelich, (775) 327-2677

Vice President, Corporate Marketing

tvukelich@employers.com

or

Analysts

Vicki Erickson Mills, (775) 327-2794

Vice President, Investor Relations

vericksonmills@employers.com

###